EXHIBIT 99.2

WINDSTORSM ENERGY SYSTEMS - VANADIUM & WIND
TURBINES

McKenzie Bay International Ltd "MKBY:OTC.PK" has broadened its focus from building a natural resource mining company to building an integrated "energy systems" organization based on new Vanadium electricity storage devices and advanced wind turbine technology. Carefully review all events and actions that follow to fully understand McKenzie Bay's current strategy.

A Feasibility Study completed in April, 2002, by SNC Lavalin on a small portion of the Lac Doré Vanadium-Titanium deposit recommended continued development provided a sufficient market could first be established for high-purity Vanadium chemicals to finance the construction of a mine and refinery.

The Study produced the following results:

  A new, proprietary, Vanadium purification process ("McKenzie Bay Process")" was developed by McKenzie Bay's team of Vanadium recovery experts for production of high-purity Vanadium chemicals. The McKenzie Bay Process has produced Vanadium chemicals that have met or exceeded specifications demanded by a manufacturer of Vanadium-based batteries.

  Projections based upon SNC's internal knowledge indicated Lac Doré could be among the low cost producers in the world for certain high-purity Vanadium chemical it planned to produce.

In addition, a separate market study performed by Secor indicated large demand for Vanadium-based batteries was possible for Off-Grid applications (remote region or island), Uninterruptible Power Supply, and large-scale electricity storage markets.

Information derived from significant efforts towards obtaining supply agreements for high-purity Vanadium chemicals persuaded management to believe that greater opportunities existed if McKenzie Bay developed its own "captive" market for high-purity Vanadium by developing markets requiring Vanadium batteries.

This belief prompted management to launch an initiative considered to be the best possible course of action to move the Lac Doré project forward. A primary directive of the initiative was to create a captive Vanadium market by requiring Vanadium battery producers to use Vanadium supplied by McKenzie Bay for any Vanadium battery order originating from McKenzie Bay efforts.

McKenzie Bay acquired DERMOND INC in early 2002, a Canadian company developing improvements for a simplified and improved design for a Darrieus style Vertical Axis Wind Turbine, a proven wind energy technology. DERMOND was designing its wind turbine ("DWT") for use in America's far northern communities and was searching for a battery to complement the DWT to create an effective "energy system" providing better quality, lower cost electricity to Off-Grid markets.

Management was convinced alternative electricity generation devices of all kinds coupled with an economic means to store the electricity they produced would provide both better quality and lower cost electricity, enhancing their economic potential as a viable electricity generation resource.

Since acquisition, DERMOND continued its development of a renewable electricity generation and storage system, "WindStorsm", for Off-Grid markets. WindStor combines DWTs and Vanadium batteries with other energy sources by means of a proprietary system integrator. WindStor installations require a Vanadium battery supplied by any one of several battery manufacturers.

If Windstor successfully penetrates the marketplace, it should increase the demand for Vanadium batteries and thereby increase demand for high-purity Vanadium.

DERMOND intends to contract manufacture and sell DWTs with the goal to establish a dominant position for economic power generation in commercial buildings, multistory residential dwellings, and off-grid markets.

DWTs can be installed on building rooftops or adjacent vacant land creating a commercial building market for WindStor to provide peak shaving, uninterruptible power supply, load-leveling, user generated power, and a degree of independence from existing power grids.

Commercial markets include hundreds of thousands of commercial-retail rate users worldwide representing the highest rate paying electricity users. The United States commercial building market alone represents more than 4.4 million buildings consuming a trillion kWh per year.

Off-Grid markets include thousands of potential installations worldwide on islands and remote access locations. A 1997 Energy Information Administration report indicated USA multistory residential buildings for 21.4 million households spent $8.84 billion consuming 100 billion kWh.

The long-life characteristics demonstrated by new Vanadium-based battery technologies and DWTs led management to begin the development of a unique marketing concept for leasing of WindStor and McKenzie Bay supplied components, DWTs and Vanadium.

Management believes leasing substantially enlarges market potential by enhancing economic benefits providing an excellent opportunity for the lessee to aggressively manage current and future electricity costs. Leasing may provide opportunities to create significant long-term values for McKenzie Bay.

DERMOND is currently engineering and preparing for construction and installation of three DWT 100 kW units to demonstrate patent (applied for) and other technology improvements. Two of the installations are to include a Vanadium battery to complete development of WindStor integrating DWTs and Vanadium batteries with other electricity generating devices. Commercial production is anticipated to begin in 2004, a few months after installation of the demonstration units.

DERMOND has begun marketing WindStor to building owners, real estate developers, property managers, and off-grid users. Confirmation of interest for WindStor, DWTs and Vanadium batteries, from potential markets, Commercial and Off-Grid, was shown by attendees from around the world at the American Wind Energy Association conference in Austin, Texas in May, 2003. To date, inquiries from potential WindStor customers include a Northern Canada power company serving 25 remote villages, USA commercial building owners of approximately 300 buildings.

An important next step to advance SNC Study recommendations for development of Lac Doré is a pending agreement with SGS Lakefield Research ("Lakefield") from Lakefield, Ontario, Canada. If the agreement is consummated, Lakefield would oversee operations at a research and development "pilot plant" production facility called a "Sample Production Unit" ("SPU") at Lakefield's facility and a commercial production "Demonstration Plant" facility to be located elsewhere in Canada.

The SPU is currently being assembled and is expected to begin producing approximately 50,000 pounds of Vanadium chemicals per annum in the third quarter of 2003. Parallel to SPU development, and depending on the results of marketing efforts, McKenzie Bay is planning to commission a Demonstration Plant in 2004 for production of approximately 4 million pounds per annum.

These facilities are anticipated to:

  Optimize the production of Vanadium chemicals to be produced at Lac Doré in a commercial production environment, minimizing Lac Doré's ramp-up period to full production

  Further McKenzie Bay's objective to be one of the lowest cost producers of high-purity Vanadium chemicals in the world due to continuous research and development performed at these facilities

  Further markets for Vanadium chemicals by providing samples and small production quantities from the SPU and larger quantities from the Demonstration Plant to spur market development

Additional research at Lakefield since the completion of the Study for optimization of the McKenzie Bay Process has yielded positive results. Research has improved the purity of the Vanadium chemicals and reduced equipment sizing for Lac Doré, which are expected to reduce capital expenditures and operating costs.

This research has also led to the investigation of the recovery of Ilmenite (Titanium concentrate) from Lac Doré as a Vanadium byproduct. Initial test results are very promising suggesting Lac Doré could produce approximately 330 thousand tons of Ilmenite annually containing approximately 46.5% (approximately 330 million pounds) of Titanium Dioxide ("TiO2") based on Study production forecasts.

If further testing proves economic recovery is feasible, Ilmenite recovered from Vanadium production waste materials (tailings) could become a very positive addition further strengthening Lac Doré's ability to become one of the lowest cost producers of high-purity Vanadium products in the world.

As discussed in its Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission, to fund its initiatives McKenzie Bay is seeking financing from private equity and debt sources and government grants. While management is optimistic that it will obtain adequate funding, it of course can provide no assurance that it will do so.

Encouraged by recent developments, management is optimistic the transformation of McKenzie Bay from a natural resource mining company into a vertically integrated 'energy systems' organization affords the best opportunity for future value creation.

You are urged to visit our website - mckenziebay.com - to learn more about and keep abreast of McKenzie Bay's development progress concerning WindStor, DWTs, the Lac Doré Vanadium-Titanium Project and other corporate activities. Information contacts: Richard Kaiser 800-631-8127 (001-757-306-6090); Email: info@mckenziebay.com

This information statement contains statements that are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as 'estimates,' 'anticipates,' 'plans,' 'believes,' 'projects,' 'expects,' 'intends,' 'predicts,' 'future,' 'may,' 'potential,' 'contemplates,' 'will,' 'should,' 'could,' 'would' or the negative of such terms or other comparable terminology. These statements relate to the Company's future operations and financial performance or other future events. These statements are only predictions and not guarantees of future success. Many of the forward-looking statements are based on assumptions about future events that may prove inaccurate. Actual events, results, performance or achievements may differ materially from the events, results, performance or achievements discussed in the forward-looking statements. These differences may result from a variety of factors, including the following: lack of operating history; unavailability of future equity infusions and other financing alternatives; failure or delays in further developing proprietary processes or effectively commercializing such processes; dependence on the success of the pilot production facility and, ultimately, Lac Doré; inability to develop new products entering the energy storage market; failure of the high-purity vanadium market to materialize; failure to obtain required governmental approvals regarding Lac Doré; and concentration of ownership of the Company's common stock by directors and officers. These and other factors that may emerge could cause decisions to differ materially from current expectations. McKenzie Bay undertakes no obligation to revise, update or clarify forward-looking statements to reflect events or conditions after the date of this information statement.